UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

August 30, 2004

THE GAP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7562	94-1697231
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Folsom Street San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

(650) 952-4400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 30, 2004, we repaid all amounts outstanding and terminated all commitments under our $750 million three-year secured revolving credit facility scheduled to expire in June 2006 (the “old Facility”) and replaced the old Facility with a new $750 million five-year unsecured revolving credit facility scheduled to expire in August 2009 (the “new Facility”). The new Facility was entered into among The Gap, Inc., the LC Subsidiaries named therein, the Subsidiary Borrowers named therein, the Lenders named therein, the Issuing Banks named therein, Citigroup Global Markets Inc. and Banc of America Securities LLC, as joint lead arrangers and joint book managers, Bank of America, N.A., HSBC Bank USA, National Association and JPMorgan Chase Bank, as co-syndication agents, and Citicorp USA, Inc., as agent for the Lenders and Issuing Banks.

The old facility was entered into among The Gap, Inc., the LC Subsidiaries named therein, the Lenders named therein, the Issuing Banks named therein, Citigroup Global Markets Inc. and Banc of America Securities LLC, as joint book mangers, Banc of America Securities LLC, HSBC Bank USA and J.P. Morgan Securities Inc., as co-syndication agents, Citigroup Global Markets Inc., Banc of America Securities LLC, and J.P. Morgan Securities Inc., as joint lead arrangers, and Citicorp USA, Inc., as agent for the Lenders and Issuing Banks thereunder.

The new Facility is available for general corporate purposes, including commercial paper backstop, working capital, trade letters of credit and standby letters of credit. The drawn cost and fees related to the new Facility fluctuate based on our long-term senior unsecured credit ratings and our leverage ratio.

In addition, on August 30, 2004, we executed amendments to our four letter of credit agreements which provide an aggregate $1.2 billion in letter of credit issuing capacity. These agreements are among The Gap, Inc. and the LC Subsidiaries named therein on the one hand and each of Citibank, N.A., Bank of America, N.A., JPMorgan Chase Bank, and HSBC Bank USA, National Association on the other hand. The letter of credit agreements are scheduled to expire in June 2006 and are secured, in the aggregate, by approximately $1.24 billion in cash, which is included in restricted cash on our Consolidated Balance Sheet.

Unlike the old facility, the new Facility does not contain any restrictions on share repurchases, dividend increases, and debt repurchases. The new Facility contains financial and other covenants, including, but not limited to, limitations on liens and subsidiary debt as well as the maintenance of two financial ratios—a fixed charge coverage ratio and a leverage ratio. The letter of credit agreements contain a fixed charge coverage ratio which is more lenient than the ratio in the new Facility. As with the old Facility, a violation of these covenants could result in a default under the new Facility and letter of credit agreements, which would permit the participating banks to restrict our ability to further access the new Facility for letters of credit and advances, terminate our ability to request letters of credit pursuant to the letter of credit agreements and require the immediate repayment of any outstanding advances under the new Facility. In addition, such a default could, under certain circumstances, permit the holders of our outstanding unsecured debt to accelerate payment of such obligations.

Item 1.02. Termination of a Material Definitive Agreement

Please see the discussion set forth in response to Item 1.01 above.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Please see the discussion set forth in response to Item 1.01 above.

Item 7.01. Regulation FD Disclosure.

On September 2, 2004, we issued a press release announcing that we had entered into the new Facility. A copy of this press release is being furnished as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits

(10.1)	Credit Agreement dated as of August 30, 2004.

(10.2)	Amendment No. 1 to the Letter of Credit Agreement dated as of August 30, 2004, and Letter of Credit Agreement dated as of June 25, 2003 among The Gap, Inc., LC Subsidiaries, and Bank of America, N.A., as LC Issuer.

(10.3)	Amendment No. 1 to the Letter of Credit Agreement dated as of August 30, 2004, and Letter of Credit Agreement dated as of June 25, 2003 among The Gap, Inc., LC Subsidiaries, and JPMorgan Chase Bank, as LC Issuer.

(10.4)	Amendment No. 1 to the Letter of Credit Agreement dated as of August 30, 2004, and Letter of Credit Agreement dated as of June 25, 2003 among The Gap, Inc., LC Subsidiaries, and HSBC Bank USA, National Association (formerly HSBC Bank USA), as LC Issuer.

(10.5)	Amendment No. 1 to the Letter of Credit Agreement dated as of August 30, 2004, and Letter of Credit Agreement dated as of June 25, 2003 among The Gap, Inc., LC Subsidiaries, and Citibank, N.A., as LC Issuer.

(99.1)	Press Release dated September 2, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GAP, INC.
(Registrant)

Date: September 2, 2004	By:	/s/ Byron Pollitt
Byron Pollitt
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
(10.1)	Credit Agreement dated as of August 30, 2004.

(10.2)	Amendment No. 1 to the Letter of Credit Agreement dated as of August 30, 2004, and Letter of Credit Agreement dated as of June 25, 2003 among The Gap, Inc., LC Subsidiaries, and Bank of America, N.A., as LC Issuer.

(10.3)	Amendment No. 1 to the Letter of Credit Agreement dated as of August 30, 2004, and Letter of Credit Agreement dated as of June 25, 2003 among The Gap, Inc., LC Subsidiaries, and JPMorgan Chase Bank, as LC Issuer.

(10.4)	Amendment No. 1 to the Letter of Credit Agreement dated as of August 30, 2004, and Letter of Credit Agreement dated as of June 25, 2003 among The Gap, Inc., LC Subsidiaries, and HSBC Bank USA, National Association (formerly HSBC Bank USA), as LC Issuer.

(10.5)	Amendment No. 1 to the Letter of Credit Agreement dated as of August 30, 2004, and Letter of Credit Agreement dated as of June 25, 2003 among The Gap, Inc., LC Subsidiaries, and Citibank, N.A., as LC Issuer.

(99.1)	Press Release dated September 2, 2004.